ASHFORD HOSPITALITY TRUST
Second Quarter 2012 Conference Call
August 2, 2012
10:00 a.m. Central

Introductory Comments – Scott Eckstein

Good day, everyone, and welcome to Ashford Hospitality Trust’s conference call to review the Company’s results for the second quarter of 2012. On the call today will be Monty Bennett, Chief Executive Officer, Douglas Kessler, President, and David Kimichik, Chief Financial Officer. The results as well as notice of the accessibility of this conference call on a listen-only basis over the Internet were distributed yesterday afternoon in a press release that has been covered by the financial media.

At this time, let me remind you that certain statements and assumptions in this conference call contain or are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to numerous assumptions, uncertainties, and known or unknown risks, which could cause actual results to differ materially from those anticipated. These risk factors are more fully discussed in the section entitled "Risk Factors" in Ashford's Registration Statement on Form S-3 and other filings with the Securities and Exchange Commission. The forward-looking statements included in this conference call are only made as of the date of this call and the Company is not obligated to publicly update or revise them.

In addition, certain terms used in this call are non-GAAP financial measures, reconciliations of which are provided in the Company’s earnings release and accompanying tables or schedules, which have been filed on Form 8-K with the SEC on August 1, 2012, and may also be accessed through the Company’s website at www.AHTREIT.com. Each listener is encouraged to review those reconciliations provided in the earnings release together with all other information provided in the release.

I will now turn the call over to Monty Bennett. Please go ahead sir.

Introduction – Monty Bennett

Thank you, and good morning. We are pleased to report a solid recovery in our RevPAR for the second quarter with growth of 7.3% for hotels not under renovation in our Legacy portfolio and RevPAR growth of 7.6% for hotels not under renovation in our Highland portfolio. Additionally, our Adjusted EBITDA of $98.4 million reflected 10% growth over the prior year.

On the capital markets side of our business, we continue to be conservative with our positioning and utilization. Our capital strategies include opportunistically utilizing our preferred equity at-the-market offering, refinancings, and asset sales. With respect to transactions, finding accretive hotel investments is currently challenging for us. Although we are actively underwriting opportunities,

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the acquisition market is very competitive for high quality hotels. At our current share price, we find it unattractive to pursue most investments in the United States or in Europe. Our share price would need to materially increase before potential acquisitions become attractive, especially those in Europe. With among the highest percentage of insider ownership at 20%, I can assure you that we remain keenly focused on strategies to increase total shareholder returns.

Overall, lodging fundamentals remain strong. The U.S. hotel market is performing exceptionally well, despite the choppy global backdrop of a sluggish U.S. economy and the overhang of the dark clouds in Europe on many economic, social, and political matters.  All the data we’ve gathered supports our expectation of a prolonged upward trend in lodging fundamentals that we believe is conducive for substantial long-term growth and appreciation.  In fact, PKF Hospitality Research recently affirmed its strong forecasts of RevPAR growth, projecting RevPAR for U.S. hotels will increase 6.6% in 2013, and 7.8% in 2014. As a result, we are very bullish on the upside potential of this lodging cycle.  We believe this remains a very appealing time to invest in lodging stocks.  We are still early in the cycle – perhaps about 1/3 to ½ of the way through what we see to be an extended period of growth. Additionally, we expect history to repeat, namely that this lodging cycle peak will exceed the prior peak in terms of RevPAR, EBITDA, and hotel values.

A key driver for this healthy lodging recovery is the lack of new supply.  Construction financing for lodging remains very difficult to obtain.  While we have commented on this favorable demand – supply imbalance before, the significance cannot be underestimated.  The forecasts from PKF in this regard have remained unchanged; projecting new supply growth for 2012, 2013, and 2014 of 0.5%, 1.0%, and 1.6% respectively.  New supply is expected to remain on average well below 2% annually through at least 2016, which is less than the average annual change in the nation’s lodging supply from 1988 through 2011.  For the foreseeable future, U.S. hotel demand is expected to significantly outpace available supply.  If you consider that lodging is already reaching peak demand levels in many submarkets, the absence of new hotel rooms coming on the market should lead to higher room rates.  This drives better margins and performance as the flow through of average daily rate exceeds that of occupancy gains.

Turning more specifically to our 2nd quarter financial and operations performance, we reported AFFO per diluted share of 52 cents compared with 65 cents a year ago.  As in the first quarter of 2012, the majority of the variation in performance is due to the favorable impact we experienced last year from interest rate hedges that we used to protect our cash flows during the economic downturn.  Hedge income for the quarter was $10.2 million less than the prior year quarter, impacting AFFO per diluted share by 12 cents. With the economic recovery taking hold and the hedges burning off, as expected we are seeing less impact from these risk management tools in our financial reporting. Our unique strategy, compared to our peers, worked quite well from a financial and timing standpoint.

During the second quarter, we continued to achieve strong Hotel EBITDA growth, with Hotel EBITDA flows of 57% and margin improvement of 142 basis points for all hotels in our Legacy portfolio.  As discussed earlier, we expect our cost saving measures will continue to facilitate strong bottom line performance as RevPAR continues to improve.

Regarding our Highland Hospitality portfolio, we are very pleased with the value we’ve created in the past year since our investment in this high quality collection of hotel properties. We’ve had

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great success in changing over management, improving operations, enhancing assets with capital expenditures, and maximizing cash flow. During the past quarter, RevPAR for all hotels in the Highland portfolio increased by 6.4%.  We also achieved Hotel EBITDA flows of 80% and Hotel EBITDA margin improvement of 205 basis points.  Hotel EBITDA for all hotels in the Highland portfolio grew by 11.3% for the quarter.

On the topic of dividends, we previously announced that our Board of Directors declared a dividend of $0.11 per share for the second quarter 2012, which represents an annual rate of $0.44 per share.  This covered dividend is well above our peer average.  Based upon yesterday’s closing price, the dividend yield is a very strong 5.8%, which is among the highest of our peer group.

In summary, our portfolio continues to perform well, and our ability to execute our business plans remains strong.   As we look ahead, we are excited about the prospects for continued industry-wide RevPAR recovery. At the same time, we maintain our focus on risk mitigation and preserving financial flexibility to weather possible impact from short-term economic disruptions. As always, the end game for our strategies overall is to create long-term shareholder value.

Now before I turn the call over to David Kimichik to review our financial results, I'd like to highlight some additional information we provided with this quarter’s financial reporting. In fact, much of this new data is at the request of some of you on this call. In this financial report, we are including more detailed disclosure of our debt and TTM EBITDA by loan pool. We strongly believe that this reporting on a loan by loan basis will greatly assist the market in better understanding the value of our portfolio and the benefit of the structure of the non-recourse loans we have in place. Up until now, if one were to take the approach of applying a multiple to our entire EBITDA and then backing out our debt to calculate our share price, it may imply negative equity to various loan pools. However, this approach may underestimate the inherent benefit of our non-recourse debt. Consider the following: any grouping of assets that may currently appear to be underwater relative to its allocated debt does not necessarily have negative equity given all of our property-level debt is non-recourse. I encourage our investors and research analysts to take the time to consider this additional disclosure of information in your analysis of the company.

With that, I will now turn the call over to Kimo to review our financial performance for the 2nd quarter.

Financial Review – David Kimichik

Thanks, Monty.

For the second quarter we reported a net loss to common shareholders of $13,304,000, Adjusted EBITDA of $98,442,000 and AFFO of $43,985,000, or $0.52 cents per diluted share.

At quarter’s end, Ashford had total assets of $3.5 billion in continuing operations, and $4.4 billion overall including our share of the Highland portfolio which is not consolidated.  We had $2.3 billion of mortgage debt in continuing operations and $3.1 billion overall including Highland.  Our total combined debt currently has a blended average interest rate of 4.9%, and we currently have 62% fixed rate debt and 38% floating rate.   The weighted average maturity is 3.8 years.

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Since the length of the swap does not match the term of the underlying fixed rate debt, for GAAP purposes the swap is not considered an effective hedge.  The result of this is that the changes in market value of these instruments must be run through our P&L each quarter as unrealized gains or losses on derivatives.  These are non-cash entries that will affect our Net Income, but will be added back for purposes of calculating our AFFO.  For the second quarter, it was a loss of $7.5 million and for the year it was a loss of $17.4 million.

At quarter’s end, our legacy portfolio consisted of 96 hotels in continuing operations containing 20,395 rooms.  Additionally we own 71.74% of the 28 Highland hotels containing 5,800 net rooms in a joint venture.  All combined, we currently own a total of 26,195 net rooms.

During the quarter we took a $4.1 million impairment charge on the Hilton Hotel in Tucson. We wrote the value down to the level of its non-recourse debt and are in discussions with the lender on a possible deed-in-lieu or consensual foreclosure transaction.

We currently own a position in just one performing mezzanine loan, the Ritz Carlton in Key Biscayne, Florida, with an outstanding balance of $4 million.

Hotel operating profit for all hotels, including Highland, was up by $10.7 million, or 10.8%, for the quarter.

Our quarter-end adjusted EBITDA to fixed charge ratio per our credit facility now stands at 1.48 times versus a required minimum of 1.35 times.

As Monty mentioned, our quarterly results for Adjusted EBITDA of $98.4 million exceeded prior year by 10%. You should note that we have begun adding back the non-cash stock/unit-based amortization expense in our calculation of Adjusted EBITDA. We believe our prior methodology distorted our true cash EBITDA, and that our current methodology of adding back this non-cash amortization expense is consistent with many industry peers. We continue to show it as a deduct for AFFO purposes, and the associated shares are reflected in our fully diluted share count once they vest.

Our share count currently stands at 85.8 million fully diluted shares outstanding which were comprised of 68.2 million common shares and 17.6 million OP units.  During the quarter we sold 301,000 shares of our Series A and Series D preferred stock through our At the Market program for total gross proceeds of $7.4 million.

I’d now like to turn it over to Douglas to discuss our capital market strategies.

Capital Market Strategies – Douglas Kessler

Thank you, and good morning.  We remain focused on strengthening our liquidity and financial resources to provide insulation against possible short-term market fluctuations, while being ready to take advantage of any accretive investment opportunities.  There are an increasing number of hotels for sale and the financial markets are more liquid.

During the quarter, we successfully refinanced our sole 2012 maturity. The $167.2 million loan

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was refinanced with a new $135.0 million loan that matures in May of 2014 and has three one-year extension options subject to satisfaction of certain conditions.  The new loan provides for a floating interest rate of LIBOR + 6.50%, with no LIBOR Floor.

Having addressed all our 2012 debt maturities, we are already looking ahead at 2013 and have engaged in discussions with several lenders regarding the $101 million of loans set to mature in the first and second quarter of next year in the Highland portfolio.  We also are looking at refinancing another loan pool in our legacy portfolio well ahead of the maturity date given a more favorable interest rate environment today compared to when we closed on the original loan. We see the financing market for high quality hotels with strong sponsorship now attracting multiple bids from lenders. Given the high debt yields on both those financing initiatives, we do not expect any pay down will be required.  Again, these transactions are not for some time, but we wanted to give you an indication of our ongoing proactive approach to staying well ahead of future financings on assets that are core to our portfolio.

On the transaction side of our business, we are now actively marketing the sale of the Doubletree Columbus. Regarding other asset sales, it is worth noting that we regularly receive interest from unsolicited buyers for many of our hotels. We are generally inclined to hold hotels rather than sell them at this point in the cycle for the following reasons. First, we expect to see improvement in net operating income in our hotels which should lead to increased value. We are not solely focused on generating the highest internal rates of return and instead are focused on maximizing the net present value of total dollars from our investments. Second, we expect to see more capital flowing into lodging investments, which will keep the market very competitive. This typically happens as the lodging cycle shows more sustained upside and stability, which tends to bring the more cautious investors back to the table. Third, we do not see the immediate risk of cap rate expansion. As long as interest rates remain low and capital flows into lodging are increasing, we believe cap rates will not rise dramatically. Lastly, we expect to see the debt markets becoming more liquid for lodging. This will help to sustain the high returns for certain buyers seeking the benefits of leverage. Our assessment of these factors and others is fluid and subject to change.

At this time, we believe we are in a good position to evaluate the increasing number of hotel investment opportunities.  We remain very selective and disciplined. As I mentioned on our last call, we are primarily focusing our attention on full service, upper upscale hotels franchised with major brands in top markets.  Although we’ve talked about Europe, we simply continue to study and monitor the financial, political, and social dynamics. Given the European market uncertainties and risks, we have no immediate plans to enter this market unless conditions over there change, our stock price materially improves, and we are presented with a very attractive investment opportunity.

That concludes our prepared remarks and we will now open it up for your questions.

 Q&A

Ending – Monty Bennett

Thank you all for your participation today.  We look forward to speaking with you again on our next call.

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